Exhibit 99.8

SIGA TECHNOLOGIES, INC.

UP TO $35,284,792 OF COMMON STOCK

ISSUABLE UPON THE EXERCISE OF RIGHTS TO SUBSCRIBE FOR SUCH SHARES

BENEFICIAL OWNER ELECTION FORM

I (We) acknowledge receipt of your letter and the enclosed materials relating to the offering of shares of common stock (the “Shares”) of SIGA Technologies, Inc. (the “Company”), issuable upon the exercise of subscription rights (“Subscription Rights”).

In this form, I (we) instruct you whether to exercise Subscription Rights to purchase Shares, distributed with respect to the shares of common stock of the Company, par value $0.0001 per share, held by you for my (our) account, pursuant to the terms and subject to the conditions set forth in the prospectus dated [], 2016, and the related Instructions for Use of SIGA Technologies, Inc. Subscription Certificate.

BOX 1.	☐	Please do not exercise Subscription Rights for Shares.
BOX 2.	☐	Please exercise Subscription Rights for me (us) and purchase Shares as set forth below:

Number of shares owned as of the date hereof:

	NUMBER OF RIGHTS EXERCISED	AMOUNT INVESTED	PAYMENT
Basic Subscription Right			$	(line 1)
	AMOUNT INVESTED	PAYMENT
Over-subscription privilege		$	(line 2)

Total Payment Required $           (sum of lines 1 and 2)

BOX 3.	☐	Payment in the following amount is enclosed: $
(This amount must equal the amount set forth under “Total payment required” above)

BOX 4.	☐	Please deduct payment from the following account maintained by you as follows:
Type of Account:	Account No.:

Amount to be deducted: $

Signature	Date

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